Exhibit 99.1

HANCOCK FABRICS 2ND QUARTER GROSS PROFIT INCREASED 200 BASIS POINTS AND FIRST HALF 2013 GROSS PROFIT INCREASED 340 BASIS POINTS

BALDWYN, MS, September 10, 2013 – Hancock Fabrics, Inc. (OTC symbol: HKFI) today announced financial results for its second quarter ended July 27, 2013 and first half of fiscal 2013.

Financial results for the second quarter include:

●

Net sales for the quarter were $59.1 million compared to $60.5 million for second quarter of last year, and comparable store sales declined by 1.7% following a 5.0% increase for the same period of the prior year.

●

Gross profit for the second quarter improved by 200 basis points to 44.9% as compared to 42.9% for the second quarter of the prior year. Excluding fluctuations in the inventory valuation reserve from both years the gross profit improved by 420 basis points.

●

Selling, general and administrative expenses for the quarter, including depreciation and amortization, decreased by $148,000 but due to top line sales pressure increased as a percentage of sales to 47.0% from 46.3% in the same period of the prior year. The second quarter of fiscal 2012 also includes the one-time benefit of a real estate settlement gain of $156,000.

●	Operating loss for the quarter was reduced to $1.3 million compared to a loss of $2.0 million in the second quarter last year.

●

EBITDA, a non-GAAP measure, which is defined as earnings (loss) before interest, taxes, depreciation and amortization improved by 91% or $0.7 million this quarter compared to the second quarter of last year.

●	Net loss was $2.6 million, or $0.13 per basic share, in the second quarter of fiscal 2013 compared to a net loss of $3.3 million, or $0.17 per basic share in the second quarter of fiscal 2012.

●

At quarter end, the Company had outstanding borrowings under its revolving line of credit of $51.8 million, a term loan balance of $15.0 million and outstanding letters of credit of $8.3 million. Additional amounts available to borrow under its revolving line of credit at the end of the quarter were $19.6 million. The balance of the Company’s subordinated debt was $8.2 million at quarter end.

First half financial results include:

●

Net sales for the first half of fiscal 2013 were $122.9 million compared to $124.4 million in the first half of last year, and comparable store sales declined by 0.8% following a 4.3% increase in the first half of the previous year.

●

Gross profit for the first half of fiscal 2013 improved by 340 basis points to 45.2% as compared to 41.8% for the prior year. Excluding the fluctuations in the inventory valuation reserve from both years, the gross profit improved 440 basis points.

[1]

●

Selling, general and administrative expenses for the first half of fiscal 2013 including depreciation and amortization, increased by 80 basis points to 45.2% of sales from 44.4% of sales in the same period of the prior year. One-time items reduced selling, general and administrative expenses by $394,000 during the first half of fiscal 2012.

●	Operating income for the first half of fiscal 2013 was $32,000 compared to an operating loss of $3.2 million in the first half of the previous year.

●	EBITDA increased $2.9 million to $2.4 million for the first half of fiscal 2013 compared to a loss of $516,000 for the first half of last year.

●	Net loss was $3.1 million, or $0.15 per basic share, in the first half of fiscal 2013, compared to a net loss of $5.7 million, or $0.29 per basic share in the first half of fiscal 2012.

Steve Morgan, President and Chief Executive Officer commented, “The second quarter numbers follow the trend we have seen since late last year of good increases in gross profit dollars and rate as well as near flat SG&A expense dollars. We continue to be encouraged by these improvements to operating income, as they have been accomplished despite the sluggish summer sales we and others in our industry have experienced. We have also focused on cash management and have reduced cash used in operations by $5.2 million in the second quarter this year compared to the same period last year. ”

Morgan continued, “As we move into the back half of the year, we feel confident that these improvements will continue. We are well positioned with inventory in place and our promotional strategy to have a successful 3rd and 4th quarter.”

Store Openings, Closings and Remodels

During the second quarter, the Company relocated 2 stores. In the first half of fiscal 2013, one store was opened, one closed and 3 units relocated ending the quarter with 261 stores.

Hancock Fabrics, Inc. is committed to being the inspirational authority in fabric and sewing, serving creative enthusiasts with a complete selection of fashion and home decorating textiles, sewing accessories, needlecraft supplies and sewing machines. The Company currently operates 261retail stores in 37 states and an Internet store at www.hancockfabrics.com.

Contact:

James B. Brown

Executive Vice President and

Chief Financial Officer

662.365.6112

Forward-looking Statements

[2]

Statements in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward looking statements. These risks and uncertainties include, but are not limited to the following: our business and operating results may be adversely affected by the general economic conditions and the slow economic recovery following the ongoing financial crisis; intense competition and adverse discounting actions taken by competitors, which could have a material effect on our operations; our merchandising initiatives and marketing emphasis may not provide expected results; changes in customer demands and failure to manage inventory effectively could adversely affect our operating results; our inability to effectively implement our growth strategy and access funds for future growth may have an adverse effect on sales growth; our ability to attract and retain skilled people is important to our success; we have significant indebtedness and interest rate increases could negatively impact profitability; our business is dependent on the ability to successfully access funds through capital markets and financial institutions and any inability to access funds may limit our ability to execute our business plan and restrict operations we rely on for future growth; significant changes in discount rates, actual investment return on pension assets, changes in consumer demand or purchase patterns and other factors could affect our earnings, equity, and pension contributions in future periods; business matters encountered by our suppliers may adversely impact our ability to meet our customers’ needs; tightening of purchase terms by suppliers and their factories may have a negative impact on our business; we are vulnerable to risks associated with obtaining merchandise from foreign suppliers; transportation industry challenges and rising fuel costs may negatively impact our operating results; delays or interruptions in the flow of merchandise between our suppliers and/or our distribution center and our stores could adversely impact our operating results; changes in the labor market and in federal, state, or local regulations could have a negative impact on our business; taxing authorities could disagree with our tax treatment of certain deductions or transactions, resulting in unexpected tax assessments; our current cash resources might not be sufficient to meet our expected near-term cash needs; a disruption in our data processing services would negatively impact our business; a failure to adequately maintain the security of confidential information could have an adverse effect on our business; failure to comply with various laws and regulations as well as litigation developments could adversely affect our business operations and financial performance; we may not be able to maintain or negotiate favorable lease terms for our retail stores; changes in accounting principles may have a negative impact on our reported results; our results may be adversely affected by serious disruptions or catastrophic events, including geo-political events and weather; changes in newspaper subscription rates may result in reduced exposure to our circular advertisement; unexpected or unfavorable consumer responses to our promotional or merchandising programs could materially adversely affect our sales, results of operations, cash flow and financial condition; new regulations related to “conflict minerals” may force us to incur additional expenses, may make our supply chain more complex and may result in damage to our reputation with customers; there are risks associated with our common stock trading on the OTC Markets, formerly known as the “Pink Sheets”; our stock price has been volatile and could decrease in value; future sales of our common stock could adversely affect the market price and our future capital-raising activities could involve the issuance of equity securities, which could result in a decline in the trading price of shares of our common stock; we do not expect to pay cash dividends on shares of our common stock for the foreseeable future and other risks and uncertainties discussed in the Company’s Securities and Exchange Commission (“SEC”) filings, including the risk factors set forth in Item 1A of the Company's Annual Report on Form 10-K for the year ended January 26, 2013 and the Company’s other reports with the SEC. The Company undertakes no obligation to revise these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events.

[3]

HANCOCK FABRICS, INC.

CONSOLIDATED BALANCE SHEETS

	(unaudited)
	July 27,	July 28,
(in thousands, except for share amounts)	2013	2012
Assets
Current assets:
Cash and cash equivalents	$2,163	$2,415
Receivables, less allowance for doubtful accounts	3,693	3,742
Inventories, net	108,174	106,106
Prepaid expenses	2,902	3,295
Total current assets	116,932	115,558

Property and equipment, net	33,099	34,751
Goodwill	2,880	2,880
Other assets	2,500	1,456
Total assets	$155,411	$154,645

Liabilities and Shareholders' Equity (Deficit)
Current liabilities:
Accounts payable	$23,358	$20,993
Accrued liabilities	13,488	15,068
Total current liabilities	36,846	36,061

Long-term debt obligations, net	75,041	65,357
Capital lease obligations	2,697	2,866
Postretirement benefits other than pensions	2,375	2,373
Pension and SERP liabilities	33,031	33,222
Other liabilities	5,484	6,048
Total liabilities	155,474	145,927

Commitments and contingencies
Shareholders' equity (deficit):
Common stock, $.01 par value; 80,000,000 shares authorized; 34,926,325 and 34,827,211 issued and 21,488,940 and 21,421,631 outstanding, respectively	350	348
Additional paid-in capital	90,996	90,377
Retained earnings	93,333	99,219
Treasury stock, at cost, 13,437,385 and 13,405,580 shares held, respectively	(153,755)	(153,739)
Accumulated other comprehensive loss	(30,987)	(27,487)
Total shareholders' equity (deficit)	(63)	8,718
Total liabilities and shareholders' equity (deficit)	$155,411	$154,645

[4]

HANCOCK FABRICS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)	(unaudited)
	Thirteen Weeks Ended
	July 27, 2013	% of net sales	July 28, 2012	% of net sales

Net sales	$59,134	100.0%	$60,455	100.0%
Cost of goods sold	32,593	55.1	34,530	57.1

Gross profit	26,541	44.9	25,925	42.9

Selling, general and administrative expenses	26,911	45.5	27,010	44.7
Depreciation and amortization	887	1.5	936	1.6

Operating loss	(1,257)	(2.1)	(2,021)	3.4

Interest expense, net	1,369	2.3	1,286	2.1

Loss before income taxes	(2,626)	(4.4)	(3,307)	(5.5)
Income taxes	-	-	-	-

Net loss	$(2,626)	(4.4)%	$(3,307)	(5.5)%

Basic and diluted loss per share:
Net loss	$(0.13)		$(0.17)

Weighted average shares outstanding:
Basic and diluted	20,466		19,925

	Twenty-six Weeks Ended
	July 27, 2013	% of net sales	July 28, 2012	% of net sales

Net sales	$122,875	100.0%	$124,399	100.0%
Cost of goods sold	67,357	54.8	72,373	58.2

Gross profit	55,518	45.2	52,026	41.8

Selling, general and administrative expenses	53,710	43.7	53,361	42.9
Depreciation and amortization	1,776	1.5	1,873	1.5

Operating income (loss)	32	0.0	(3,208)	(2.6)

Interest expense, net	3,125	2.5	2,509	2.0

Loss before income taxes	(3,093)	(2.5)	(5,717)	(4.6)
Income taxes	-	-	-	-

Net loss	$(3,093)	(2.5)%	$(5,717)	(4.6)%

Basic and diluted loss per share:
Net loss	$(0.15)		$(0.29)

Weighted average shares outstanding:
Basic and diluted	20,453		19,919

[5]

Supplemental Disclosures Regarding Non-GAAP Financial Information

The Company has presented Earnings (Loss) before Interest, Taxes, Depreciation and Amortization (“EBITDA”) in this press release to provide investors with additional information to evaluate our operating performance and our ability to service our debt.  The Company defines EBITDA as earnings (loss) before interest, income taxes, depreciation and amortization. The Company uses EBITDA, among other things, to evaluate operating performance, to plan and forecast future periods’ operating performance, and as an incentive compensation target for certain management personnel.

As EBITDA is not a measure of operating performance or liquidity calculated in accordance with U.S. GAAP, this measure should not be considered in isolation of, or as a substitute for, net income (loss), as an indicator of operating performance, or net cash (used in) provided by operating activities as an indicator of liquidity.  Our computation of EBITDA may differ from similarly titled measures used by other companies. As EBITDA excludes certain financial information compared with net income (loss) and net cash (used in) provided by operating activities, the most directly comparable GAAP financial measures, users of this financial information should consider the types of events and transactions which are excluded. The table below shows a reconciliation of EBITDA to net loss and net cash used in operating activities.

Hancock Fabrics, Inc.

Reconciliation of EBITDA

(unaudited)	Thirteen Weeks Ended		Twenty-six Weeks Ended
	July 27,	July 28,	July 27,	July 28,
(in thousands)	2013	2012	2013	2012

Net cash used in operating activities	$(4,798)	$(10,007)	$(5,308)	$(13,798)
Depreciation and amortization, including cost of goods sold	(1,194)	(1,298)	(2,389)	(2,692)
Amortization of deferred loan costs	(177)	(61)	(361)	(123)
Amortization of bond discount	-	(582)	(379)	(1,165)
Stock-based compensation	(117)	(243)	(276)	(373)
Inventory valuation reserve	(311)	1,000	(576)	658
Other	(95)	(54)	(114)	(189)
Changes in assets and liabilities	4,066	7,938	6,310	11,965

Net loss	(2,626)	(3,307)	(3,093)	(5,717)
Interest expense, net	1,369	1,286	3,125	2,509
Depreciation and amortization, including cost of goods sold	1,194	1,298	2,389	2,692

EBITDA	$(63)	$(723)	$2,421	$(516)

 [6]